Exhibit 99.1

Theriva™ Biologics Reports Third Quarter 2025 Operational Highlights
and Financial Results

- Expanded data for VCN-01 (zabilugene almadenorepvec) in metastatic pancreatic ductal adenocarcinoma (PDAC) from the VIRAGE Phase 2b trial presented at the European Society for Medical Oncology (ESMO) Annual Congress 2025 -

- Next generation oncolytic virus VCN-12 preclinical data presented at the 32nd Annual Congress European Society of Gene & Cell Therapy (ESGCT) -

- Cash and cash equivalents of $7.5 millon as of September 30, 2025; recent capital raises increase cash to $15.5 million as of November 10, 2025 and extends cash runway into Q1 2027 -

Rockville, MD, November 12, 2025 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the third quarter ended September 30, 2025, and provided a corporate update.

“Recent presentations of clinical data for VCN-01 and preclinical data for VCN-12 at medical congresses have highlighted the progress made across our oncology pipeline,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Having successully completed the VIRAGE Phase 2b clinical trial, we are now pursuing interactions with the European Medicines Agency and the US FDA to seek alignment on a protocol for a proposed Phase 3 study of VCN-01 plus gemcitabine/nab-paclitaxel standard-of-care chemotherapy as first-line treatment for metastatic PDAC. In addition, we have made significant progress on the design of a potential Phase 2/3 clinical trial in the rare pediatric disease retinoblastoma for potential discussion with regulators in the first half of 2026. With capital raised from our recent warrant inducement and sales made pursuant to our at-the-market (ATM) facility, we are well positioned to advance our regulatory and clinical strategies and explore potential partnerships for the innovative assets in our pipeline.”

Recent Highlights and Anticipated Milestones

VCN-01

Metastatic Pancreatic Ductal Adenocarcinoma (PDAC):

•	Expanded data from the VIRAGE randomized, controlled clinical trial investigating up to two doses of VCN-01 (zabilugene almadenorepvec) in combination with gemcitabine/nab-paclitaxel standard-of-care (SoC) chemotherapy in 112 metastatic PDAC patients were presented at ESMO 2025:

o	The ESMO presentation included data for patients randomized into the modified intent to treat (mITT) population, who received at least 1 dose of SoC chemotherapy (Arm I) or at least 1 dose of VCN-01 (Arm II) regardless of whether they received SoC chemotherapy. These were compared to data for the full analysis set (FAS), where patients received at least 1 dose of gemcitabine/nab-paclitaxel SoC chemotherapy (Arm I) or VCN-01 followed by at least 1 dose of SoC chemotherapy (Arm II).

o	As previously reported, the two doses of VCN-01 were well tolerated and the study met its primary endpoints, such that metastatic PDAC patients receiving VCN-01 with SoC chemotherapy had improved overall survival (OS), progression free survival (PFS) and Duration of Response (DoR) compared to SoC chemotherapy alone. Improvements in these parameters were observed in both the mITT and FAS populations.
o	Patients who received 2 doses of VCN-01 and started cycle 4 of SoC chemotherapy (Arm II) showed greater improvement in OS and PFS compared to patients who started cycle 4 of SoC chemotherapy alone (Arm I), indicating a potential benefit of additional VCN-01 doses.
o	Expanded data presented at ESMO 2025 showed that peaks of VCN-01 viral genomes (vg) in blood were similar after both VCN-01 doses and circulating vgs were measurable for at least 3 months after each dose despite the presence of neutralizing antibodies. These data highlight the persistent bioactivity of intravenously administered VCN-01 upon repeated dosing.

•	Following the successful VIRAGE Phase 2b trial, a study protocol for a potential Phase 3 clinical trial investigating VCN-01 plus gemcitabine/nab-paclitaxel SoC chemotherapy as first-line treatment for metastatic PDAC is planned to be discussed with regulators in Europe and the United States.

VCN-12

•	VCN-12 is a next generation oncolytic adenovirus developed as part of Theriva’s VCN-X discovery program

o	VCN-12 uses the same virus capsid as the Company’s lead clinical candidate VCN-01 (zabilugene almadenorepvec), but includes modifications intended to (i) increase stroma degradation by replacing human hyaluronidase PH20 with the more active bee hyaluronidase; and (ii) increase tumor cell lysis by expressing the pore forming protein parasporin-2 to enable both cytotoxic and immunogenic cell death.

•	Preclinical data for VCN-12 was presented at the ESGCT 32nd Annual Congress:

o	Data presented at ESGCT showed that VCN-12 provided increased cell killing compared to VCN-01 in a variety of cancer cell models in vitro and displayed higher levels of hyaluronidase activity. In animal studies, intravenous VCN-12 had a similar toxicity profile to VCN-01 in immunodeficient mice bearing human tumor xenografts. Intratumoral VCN-12 significantly reduced tumor growth compared to VCN-01 in immunocompetent hamsters bearing HP-1 pancreatic tumors and appeared to stimulate a persistent anti-tumor immune response that prevented tumor establishment in some VCN-12 treated animals. Additional preclinical studies to confirm these findings are ongoing.

Third Quarter Ended September 30, 2025 Financial Results

General and administrative expenses decreased to $1.9 million for the three months ended September 30, 2025, from $2.3 million for the three months ended September 30, 2024. This decrease of 18% is primarily comprised of the decrease in compensation costs offset by the increase in the fair value of the contingent consideration and increased investor relations expense. The charge related to stock-based compensation expense was the same for the three months ended September 30, 2025 and September 30, 2024. The Company expects general and administrative expenses to decrease due to the workforce reduction implemented on September 30, 2025.

Research and development expenses decreased to $2.6 million for the three months ended September 30, 2025, from approximately $2.7 million for the three months ended September 30, 2024. This decrease of 7% is primarily the result of lower clinical trial expenses related to the completion of the Company’s VIRAGE Phase 2b clinical trial of VCN-01 in PDAC, lower indirect cost related to decreased compensation and lower clinical trial expenses related to its Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients, offset by higher patent expenses related to SYN-020. The Company anticipates research and development expenses to decrease due to the completion of its VIRAGE Phase 2b clinical trial of VCN-01 as it focuses on regulatory interactions around potential pivotal clinical trials of VCN-01 in PDAC and retinoblastoma, continues exploratory VCN-01 manufacturing scale-up activities, and continues supporting the Company’s other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $110,000 for the three months ended September 30, 2025, compared to $59,000 related to stock-based compensation expense for the three months ended September 30, 2024.

Other income was $79,000 for the three months ended September 30, 2025 compared to other income of $161,000 for the three months ended September 30, 2024. Other income for the three months ended September 30, 2025 is primarily comprised of interest income of $65,000 and an exchange gain of $14,000. Other income for the three months ended September 30, 2024 is primarily comprised of interest income of $158,000 and exchange gain of $3,000.

Cash and cash equivalents totaled $7.5 million as of September 30, 2025, compared to $11.6 million as of December 31, 2024. Following a capital raise subsequent to September 30, 2025, the Company’s cash and cash equivalents totaled $15.5 millon. The Company’s current cash of approximately $15.5 million at early November 2025 will allow it to fund operations into the first quarter of 2027, including overhead costs, close out of the VIRAGE Phase 2b clinical trial, exploratory VCN-01 manufacturing scale-up activities, regulatory interactions regarding proposed VCN-01 clinical trials in PDAC and retinoblastoma, and preclinical studies supporting VCN-01 and VCN-12, the first candidate from the Company’s VCN-X discovery program. Additional funding will be required to initiate new VCN-01 clinical trials.

About VCN-01

VCN-01 (zabilugene almadenorepvec) is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in clinical trials of different cancers, including pancreatic ductal adenocarcinoma (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About Pancreatic Ductal Adenocarcinoma

Cancer of the pancreas consists of two main histological types: cancer that arises from the ductal (exocrine) cells of the pancreas or, much less often, cancers may arise from the endocrine compartment of the pancreas. Pancreatic ductal adenocarcinoma (“PDAC”) accounts for more than 90% of all pancreatic tumors. It can be located either in the head of the pancreas or in the body/tail. Pancreatic cancer usually metastasizes to the liver and peritoneum. Other less common metastatic sites are the lungs, brain, kidney and bone. In its early stages, pancreatic cancer does not typically result in any characteristic symptoms, so in most cases it is diagnosed in its late stages (locally advanced non-metastatic or metastatic disease) when surgical resection and possibly curative treatment is not possible. It is generally assumed that only 10% of cases are resectable at presentation, whereas 30-40% of patients are diagnosed at local advanced/unresectable stage and 50-60% present with distant metastases.

About VIRAGE

VIRAGE was a two-arm, Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. Patients were enrolled at 5 sites in the U.S. and 9 sites in Spain. In both the control and VCN-01 (zabilugene almadenorepvec) treatment arms, patients received gemcitabine/nab-paclitaxel standard-of-care chemotherapy in repeated 28-day cycles until disease progression. In the VCN-01 treatment arm only, patients were also administered intravenous VCN-01 seven-days prior to starting the first and fourth cycles of gemcitabine/nab-paclitaxel treatment (study days 1 and ~92, respectively). Primary endpoints for the trial include overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, duration of response, and measures of VCN-01 biodistribution, replication, and immune response. More information about the trial is available on Clinicaltrials.gov (NCT05673811), through the Spanish Clinical Trials Registry and European Union Drug Regulating Authorities Clinical Trials Database (EudraCT Number: 2022-000897-24).

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates are: (1) VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the advancement of its oncology pipeline, pursuing interactions with the European Medicines Agency and the US FDA to seek agreement on a protocol for a proposed Phase 3 study of VCN-01 plus gemcitabine/nab-paclitaxel standard-of-care chemotherapy as first-line treatment for metastatic PDAC, progressing on the design of a potential Phase 2/3 clinical trial in the rare pediatric disease retinoblastoma for discussion with regulators in the first half of 2026, being well positioned to advance the Company’s regulatory and clinical strategies and explore potential partnerships for the innovative assets in its pipeline, ongoing additional preclinical studies to confirm the findings for VCN-12 presented at the ESGCT 32nd Annual Congress, general and administrative expenses decreasing due to the workforce reduction implemented on September 30, 2025, research and development expenses decreasing due to the completion of the VIRAGE Phase 2b clinical trial of VCN-01, focusing on regulatory interactions around potential pivotal clinical trials of VCN-01 in PDAC and retinoblastoma, continuing exploratory VCN-01 manufacturing scale-up activities, and continuing to support the Company’s other preclinical and discovery initiatives, current cash funding operations into the first quarter of 2027, including overhead costs, close out of the VIRAGE Phase 2b clinical trial, exploratory VCN-01 manufacturing scale-up activities, regulatory interactions regarding proposed VCN-01 clinical trials in PDAC and retinoblastoma, and preclinical studies supporting VCN-01 and VCN-12, and additional funding being required to initiate new VCN-01 clinical trials. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s product candidates, including VCN-01 and VCN-12, demonstrating safety and effectiveness in clinical indications, as well as results that are consistent with prior results; the ability to confirm VCN-12 preclinical data in the clinical setting; the Company’s ability to reach clinical milestones when anticipated including enrolling the expected number of patients in each trial; the Company’s ability to complete clinical trials on time and achieve the desired results and benefits; the Company’s ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for the specific indications; acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the Company’s ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

Condensed Consolidated Balance Sheets

(In thousands except share and par value amounts)

	September 30, 2025	December 31, 2024
Assets

Current Assets
Cash and cash equivalents	$7,528	$11,609
Tax credit receivable	1,721	3,228
Prepaid expenses and other current assets	654	1,444
Total Current Assets	9,903	16,281

Non-Current Assets
Property and equipment, net	249	270
Restricted cash	46	96
Right of use asset	942	1,272
In-process research and development	19,614	17,358
Deposits and other assets	82	75
Total Assets	$30,836	$35,352

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$795	$859
Accrued expenses	7,685	3,368
Accrued employee benefits	747	1,144
Deferred research and development tax credit-current portion	1,101	1,614
Loans payable-current	57	61
Operating lease liability-current portion	618	539
Total Current Liabilities	11,003	7,585

Non-current Liabilities
Non-current contingent consideration	10,793	6,973
Loan Payable - non-current	1,654	92
Non-current deferred research and development tax credit	215	762
Non-current operating lease liability	433	873
Total Liabilities	24,098	16,285

Commitments and Contingencies (Note 13)
Stockholders’ Equity:
Preferred Stock; 10,000,000 authorized; none issued or outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; 350,000,000 shares authorized, 10,333,572 issued and 10,304,762 outstanding at September 30, 2025 and 2,811,259 issued and 2,782,449 outstanding at December 31, 2024	9	3
Additional paid-in capital	362,968	355,501
Treasury stock at cost, 28,809 shares at September 30, 2025 and at December 31, 2024	(288)	(288)
Accumulated other comprehensive income (loss)	763	(1,178)
Accumulated deficit	(356,714)	(334,971)
Total Stockholders’ Equity	6,738	19,067

Total Liabilities and Stockholders’ Equity	$30,836	$35,352

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Operating Costs and Expenses:
General and administrative	1,889	2,302	14,516	5,702
Research and development	2,551	2,734	7,472	9,145
In-process research and development impairment	—	1,325	—	1,325
Goodwill impairment	—	1,526	—	5,594
Total Operating Costs and Expenses	4,440	7,887	21,988	21,766

Loss from Operations	(4,440)	(7,887)	(21,988)	(21,766)

Other Income/Expense:
Foreign currency exchange (loss) gain	14	3	30	1
Interest income, net	65	158	215	559
Total Other Income	79	161	245	560

Net Loss	(4,361)	(7,726)	(21,743)	(21,206)
Income tax benefit	—	—	—	—
Net Loss Attributable to Common Stockholders	$(4,361)	$(7,726)	$(21,743)	$(21,206)

Net Loss Per Share - Basic and Dilutive	$(0.45)	$(6.81)	$(3.38)	$(24.47)

Weighted average number of shares outstanding during the period - Basic and Dilutive	9,676,521	1,134,391	6,429,227	866,529

Net Loss	(4,361)	(7,726)	(21,743)	(21,206)
Gain (loss) on foreign currency translation	(30)	821	1,941	80
Total comprehensive loss	$(4,391)	$(6,905)	$(19,802)	$(21,126)